Exhibit 99.1

Carpenter Technology Reports Second Quarter Results

  Second quarter net sales of $361.8 million, down 18% from prior year on 10% lower volume
  Second quarter income from continuing operations of $29.8 million or $0.68 per diluted share

WYOMISSING, Pa.--(BUSINESS WIRE)--January 27, 2009--Carpenter Technology Corporation (NYSE:CRS) today reported income from continuing operations of $29.8 million or $0.68 per diluted share for the fiscal second quarter ended December 31, 2008. This compares with record second quarter income from continuing operations of $57.1 million or $1.16 per diluted share for the same quarter a year earlier.

"Our second quarter results reinforce the strength of our company despite the broad decline in economic activity,” said Anne Stevens, chairman, president and chief executive officer. “Although economic conditions in most of our markets are difficult, Carpenter is in a solid position to operate profitably through this downturn.”

“While we do not expect to see a recovery in the near term,” said Stevens, “the long term prospects in our key markets of aerospace, energy and medical remain strong and we are well positioned. Through the current downturn, our management is aggressively cutting costs and conserving cash. We are closely focused on improving our operations to respond to the lower demand expected during the next few quarters.”

Second Quarter Results

Financial highlights in the second quarter include:

(millions, except EPS & pounds shipped)	2Q FY 2009	2Q FY 2008	YTD FY 2009	YTD FY 2008
Net Sales	$361.8	$442.8	$775.4	$890.9
Net Sales excluding surcharge (a)	$273.2	$314.4	$575.1	$625.2
Income from continuing operations	$29.8	$57.1	$55.6	$112.5
Diluted EPS from continuing operations	$0.68	$1.16	$1.26	$2.25
Free cash flow (a)	($84.8)	----	($72.1)	$24.1
Pounds sold (000)	44,840	49,996	93,580	99,214

(a) non-GAAP financial measure that is explained in the attached tables

Net sales for the second quarter were $361.8 million, down 18 percent from the prior year. Excluding surcharge revenue, net sales were $273.2 million, 13 percent lower than last year.

Pounds sold in the second quarter were 10 percent lower than the second quarter a year ago. Volumes shipped by the Premium Alloys Operations segment decreased 8 percent, due to lower demand, particularly in the oil and gas market. Pounds sold by the Advanced Metals Operations segment decreased 14 percent due to lower automotive, industrial and consumer demand.

Gross profit in the second quarter declined to $75.9 million from $116.1 million a year earlier. Gross margin was 21.0 percent in the second quarter, compared to 26.2 percent in the second quarter of 2008. Excluding surcharge revenue, gross margin for this quarter was 27.8 percent, down from 36.9 percent last year.

Operating income for the second quarter was $39.7 million, down 50 percent compared with $79.5 million a year earlier. The operating margin for the second quarter was 11.0 percent compared to 18.0 percent in the prior year. Excluding surcharge revenue, operating margin for this quarter was 14.5 percent, down from 25.3 percent last year. The lower operating profit was primarily due to lower shipment volumes along with higher manufacturing costs, pricing pressures, timing impacts from raw material hedges and other negatives from the low price of nickel.

Selling, general and administrative expenses were $36.2 million, down 1 percent from last year. Excluding the impact of changes in net pension expense, SG&A decreased by 5 percent.

Other Income was $6.5 million for the second quarter compared to $12.1 million last year. This includes receipt of $6.0 million from the “Continued Dumping and Subsidy Offset Act of 2000” (the “CDSOA”), compared to receipt of $8.2 million from the CDSOA last year. Other Income also reflects lower interest income on invested cash, partially offset by foreign exchange gains.

The income tax provision for continuing operations in the second quarter was $12.6 million or 29.7 percent of pre-tax income, compared with an income tax provision of $29.2 million or 33.8 percent a year ago. This quarter included a $1.4 million favorable impact from the retroactive extension of the research and development credit that was included in the Emergency Economic Stabilization Act, enacted during the quarter. The company expects its full-year effective tax rate to be approximately 33 percent.

Income from continuing operations for the quarter was $29.8 million or $0.68 per diluted share, compared with income from continuing operations of $57.1 million or $1.16 per diluted share for the second quarter of fiscal 2008.

Free cash flow, defined as cash from operations less capital expenditures and dividends, was negative by $84.8 million in the second quarter. The cash flow results reflected higher inventory levels and lower accounts payable.

Markets

Aerospace market sales were $154.7 million in the second quarter, a decline of 8 percent compared with the same period a year ago. Excluding surcharge revenue, aerospace sales were down 4 percent against the second quarter a year earlier on equivalent volume. Aerospace results reflect lower demand for materials used in jet engines, while sales for fastener applications have remained strong. The steady shipment performance reflects strengthening in our customer positions despite weakening market demand.

Medical market sales in the second quarter were $25.2 million, a decline of 8 percent from a year ago or down 7 percent, excluding surcharge revenue. Medical shipments increased 9 percent from the same period last year. The strong shipment volumes came from strength in materials used in joint replacements and surgical instruments while the revenue decline primarily reflected lower titanium raw material prices compared to last year.

Energy market sales were $41.2 million, down 24 percent compared with a year ago. Excluding surcharge revenue, energy market sales decreased 17 percent on 20 percent lower volume. Most of the decline is from softer demand in oil and gas exploration as excess inventory continues to build up in our customer base and in the overall supply chain. Power generation sales and shipments fell somewhat as demand weakened in the U.S. for large, high-end industrial gas turbines using our materials.

Industrial market sales were $88.6 million, down 16 percent compared with the second quarter a year earlier. Excluding surcharge, industrial sales decreased 10 percent on 4 percent lower volume. The results reflect lower sales of materials used in valves and fittings, fasteners and wire rod, partially offset by stronger demand for products used in welding and general industrial applications.

Consumer market sales were $26.8 million, a decrease of 32 percent from the second quarter of fiscal 2008. Excluding surcharge revenue, sales were down 23 percent with volume lower by 19 percent. The decline in revenues reflected lower sales in all segments, led by housing and electronics.

Automotive market sales were $25.3 million, a decrease of 46 percent from a year earlier. Excluding surcharge revenue, sales to the automotive sector were down 44 percent on 33 percent lower volume. The continuing weakness in the auto sector has not abated as OEMs in the U.S. implement more plant closings and global auto makers reduce production.

Sales outside the United States in the second quarter were $130.3 million, a decrease of 14 percent compared with the second quarter of fiscal 2008. The sales decline primarily reflected weakness in Europe.

Outlook:

“The recession is impacting demand globally,” said Stevens. “Even as most of our markets weaken, we are successfully growing our position with several important customers and implementing new product initiatives with others. Our strong competitive position and focus on niche, high value products allow us to operate profitably with less exposure to the pressures faced by more commodity-oriented businesses.

“We continue to cut costs and manage cash flow while still moving forward with initiatives that are important to our long term success. Processing costs are being re-aligned to meet the lower demand expected through the rest of this fiscal year. We intend to reduce our inventory levels and lower capital spending.

“Despite these efforts,” said Stevens, “we expect the economic downturn will affect the second half of our fiscal year. Based on our current view of the markets, we project our revenues and volume during the second half of our year may be 20-25% lower than the same period last year.”

Sales Excluding Surcharge

This press release includes discussions of net sales as adjusted to exclude the impact of raw material surcharges, which represents a financial measure that has not been determined in accordance with U.S. generally accepted accounting principles ("GAAP"). The Company provides this additional financial measure because management believes removing the impact of raw material surcharges from net sales provides a more consistent basis for comparing results of operations from period to period.

Conference Call

Carpenter will host a conference call and webcast today, January 27, at 9:00 a.m., ET, to discuss financial results and operations for the fiscal second quarter. Please call 610-208-2222 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2008, its quarterly report on Form 10-Q for the period ended September 30, 2008 and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter's business such as new competitors, the consolidation of customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; 11) the ability of Carpenter to implement and manage material capital expansion projects in a timely and efficient manner; 12) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; 13) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; and 14) our manufacturing processes are dependent upon highly specialized equipment which are located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic events. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	December 31		December 31

	2008	2007	2008	2007

NET SALES	$361.8	$442.8	$775.4	$890.9

Cost of sales	285.9	326.7	625.9	659.4
Gross profit	75.9	116.1	149.5	231.5

Selling, general and administrative expenses	36.2	36.6	69.5	69.8
Operating income	39.7	79.5	80.0	161.7

Interest expense	3.8	5.3	8.2	10.8
Other income, net	(6.5)	(12.1)	(10.3)	(18.4)

Income before income taxes	42.4	86.3	82.1	169.3
Income taxes	12.6	29.2	26.5	56.8
INCOME FROM CONTINUING OPERATIONS	$29.8	$57.1	$55.6	$112.5

(LOSS) INCOME FROM DISCONTINUED OPERATIONS	--	($1.0)	--	$1.2

NET INCOME	$29.8	$56.1	$55.6	$113.7

EARNINGS PER COMMON SHARE - BASIC:
INCOME FROM CONTINUING OPERATIONS	$0.68	$1.17	$1.26	$2.26
(Loss) Income from discontinued operations	--	($0.02)	--	$0.02
NET INCOME PER SHARE - BASIC	$0.68	$1.15	$1.26	$2.28

EARNINGS PER COMMON SHARE - DILUTED:
INCOME FROM CONTINUING OPERATIONS	$0.68	$1.16	$1.26	$2.25
(Loss) income from discontinued operations	--	($0.02)	--	$0.02
NET INCOME PER SHARE - DILUTED	$0.68	$1.14	$1.26	$2.27

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING:
Basic	43.7	48.7	44.0	49.9
Diluted	44.0	49.0	44.3	50.2

Cash dividends per common share	$0.18	$0.15	$0.36	$0.30

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Six Months Ended
	December 31

	2008	2007

OPERATING ACTIVITIES:
Net income	$55.6	$113.7
Adjustments to reconcile net income to net cash provided from operations:
Depreciation	23.8	24.0
Amortization	1.5	1.1
Deferred income taxes	(1.6)	1.2
Net pension expense (income)	10.2	(1.2)
Net loss (gain) on asset disposals	0.7	(1.1)
Changes in working capital and other:
Receivables	104.4	86.4
Inventories	(123.3)	(88.9)
Other current assets	(10.9)	(3.4)
Accounts payable	(30.6)	(55.2)
Accrued current liabilities	(30.8)	1.1
Other, net	(1.1)	2.8
Net cash provided from operating activities	(2.1)	80.5

INVESTING ACTIVITIES:
Purchases of plant, equipment and software	(67.7)	(42.8)
Proceeds from disposals of plant and equipment	--	1.3
Net proceeds from sale of businesses	13.4	--
Purchases of marketable securities	(29.5)	(287.3)
Sales of marketable securities	10.3	332.4
Net cash (used for) provided from investing activities	(73.5)	3.6

FINANCING ACTIVITIES:
Payments on long-term debt	--	(0.1)
Payments to acquire treasury stock	(46.1)	(225.8)
Dividends paid	(15.7)	(14.9)
Tax (shortfall) benefits on share-based compensation	(0.1)	1.1
Proceeds from common stock options exercised	--	0.6
Net cash used for financing activities	(61.9)	(239.1)

Effect of exchange rate changes on cash and cash equivalents	1.4	(3.6)

Change in cash balance included in discontinued operations	--	(8.4)

DECREASE IN CASH AND CASH EQUIVALENTS	(136.1)	(167.0)
Cash and cash equivalents at beginning of period	403.3	300.8
Cash and cash equivalents at end of period	$267.2	$133.8

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

CONSOLIDATED BALANCE SHEET
(in millions)

	December 31	June 30
	2008	2008

ASSETS
Current assets:
Cash and cash equivalents	$267.2	$403.3
Marketable securities	29.5	5.3
Accounts receivable, net	168.5	285.1
Inventories	319.6	209.0
Deferred income taxes	32.7	19.8
Other current assets	37.8	44.2
Total current assets	855.3	966.7

Property, plant and equipment, net	620.7	583.8
Prepaid pension cost	49.6	51.5
Goodwill	35.2	35.2
Trademarks and trade names, net	19.3	19.8
Other assets	57.8	55.2
Total assets	$1,637.9	$1,712.2

LIABILITIES
Current liabilities:
Accounts payable	$125.0	$158.4
Accrued liabilities	141.9	144.2
Current portion of long-term debt	23.0	23.0
Total current liabilities	289.9	325.6

Long-term debt, net of current portion	280.3	276.7
Accrued postretirement benefits	87.8	90.9
Deferred income taxes	85.9	95.7
Other liabilities	111.8	84.1
Total liabilities	855.7	873.0

STOCKHOLDERS' EQUITY
Common stock	273.0	273.0
Capital in excess of par value - common stock	202.6	197.5
Reinvested earnings	1,036.4	996.6
Common stock in treasury, at cost	(530.2)	(484.0)
Accumulated other comprehensive loss	(199.6)	(143.9)
Total stockholders' equity	782.2	839.2

Total liabilities and stockholders' equity	$1,637.9	$1,712.2

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

SEGMENT FINANCIAL DATA
(in millions)

	Three Months Ended		Six Months Ended
	December 31		December 31

	2008	2007	2008	2007

Net sales:

Advanced Metals Operations:
Net sales excluding surcharge	$193.4	$224.2	$409.8	$449.9
Surcharge	59.6	89.2	138.4	185.8

Advanced Metals Operations net sales	253.0	313.4	548.2	635.7

Premium Alloys Operations:
Net sales excluding surcharge	$83.1	$93.4	$171.3	$182.1
Surcharge	29.0	39.2	61.9	79.9

Premium Alloys Operations net sales	112.1	132.6	233.2	262.0

Intersegment	(3.3)	(3.2)	(6.0)	(6.8)
Consolidated net sales	$361.8	$442.8	$775.4	$890.9

Operating income:
Advanced Metals Operations	$31.2	$44.5	$50.4	$93.4
Premium Alloys Operations	19.3	39.6	48.2	76.1
Corporate costs	(10.8)	(10.7)	(18.5)	(19.8)
Pension earnings, interest & deferrals	--	6.0	(0.1)	12.0
Intersegment	--	0.1	--	--

Consolidated operating income	$39.7	$79.5	$80.0	$161.7
Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

Beginning with the first quarter of fiscal 2008, Carpenter realigned its reportable business segments. As a result, we now have two reportable business segments: Advanced Metals Operations and Premium Alloys Operations.

The Advanced Metals Operations (AMO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys, stainless steels and titanium in the form of small bars and rods, wire, narrow strip and powder. AMO sales are spread across many of our end-use markets including aerospace, industrial, consumer, automotive, and medical.

The Premium Alloys Operations (PAO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys and stainless steels in the form of ingots, billets, large bars and hollows and primarily services the aerospace and energy markets.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."

SELECTED FINANCIAL MEASURES
(in millions)

	Three Months Ended		Six Months Ended
	December 31		December 31
FREE CASH FLOW	2008	2007	2008	2007

Net cash (used for) provided from operations	($45.1)	$31.6	($2.1)	$80.5
Purchases of plant, equipment and software	(31.9)	(24.4)	(67.7)	(42.8)
Proceeds from disposals of plant and equipment	--	0.1	--	1.3
Net proceeds from sale of businesses	--	--	13.4	--
Dividends paid	(7.8)	(7.3)	(15.7)	(14.9)
Free cash flow	($84.8)	$-	($72.1)	$24.1
Free cash flow is a measure of cash generated which management evaluates for alternative uses.
SUPPLEMENTAL SCHEDULES
(in millions)

	Three Months Ended		Six Months Ended
	December 31		December 31
NET SALES BY MAJOR PRODUCT LINE	2008	2007	2008	2007

Product Line Excluding Surcharge:
Special alloys	$ 121.5	$ 156.1	$ 259.1	$ 299.3
Stainless steel	97.0	99.5	198.4	206.1
Titanium products	35.0	38.6	76.8	81.1
Tool and other steel	14.9	15.1	30.5	29.0
Other materials	4.8	5.1	10.3	9.7

Consolidated net sales excluding surcharge	$273.2	$314.4	$575.1	$625.2

Surcharge revenue	88.6	128.4	200.3	265.7

Consolidated net sales	$361.8	$442.8	$775.4	$890.9
Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

CONTACT:
Carpenter Technology Corporation
Investor and Media Inquiries:
David A. Christiansen, 610-208-3065
dchristiansen@cartech.com